Exhibit 99.1

RESMED INC. ANNOUNCES RECORD FINANCIAL RESULTS FOR

QUARTER AND SIX MONTHS ENDED DECEMBER 31, 2003

SAN DIEGO, California, February 4, 2004…ResMed Inc. (NYSE: RMD) announced record revenue and income results for the quarter and six months ended December 31, 2003. Revenue for the quarter was $82.3 million, an increase of 26% over the quarter ended December 31, 2002. Income from operations and net income for the December 31, 2003 quarter increased to $19.4 million and $14.2 million respectively, an increase of 21% and 36%. Earnings per share (on a diluted basis) for the quarter ended December 31, 2003 were $0.40, an increase of 33%, compared to the December 2002 quarter. Gross margin was 64%, consistent with the December 2002 quarter.

Selling, general and administration (SG&A) costs for the quarter were $25.8 million, an increase of $4.8 million over the same period in fiscal 2003. The increase in gross SG&A related primarily to an increase in selling and administration personnel to meet expanding opportunities in the sleep-disordered breathing market. SG&A expenditure as a percentage of revenue was 31% in the December quarter, compared to 32% in the same period in fiscal 2003.

Research and development expenditure, at approximately 8% of revenues, increased during the three months ended December 31, 2003 to $6.8 million from $4.8 million in the quarter ended December 31, 2002. The increase of 40% in R&D outlays reflects ResMed’s continuing commitment to clinical research and product development, particularly in the evolving cardiovascular area, as well as a stronger Australian dollar. In constant currency terms, research and development expenditure increased by 14% compared to the December 2002 quarter. We expect to continue to spend approximately 8% of our revenues on R&D during the rest of the fiscal year.

For the six months ended December 31, 2003 revenues were $155.2 million, an increase of 25% over the $123.9 million for the six months ended December 31, 2002. Net income for the six months was $26.4 million or $0.75 per share, compared with net income of $20.0 million or $0.58 per share for the same period in fiscal 2003. Net income increased by 32% over the prior year period.

Inventory at $56.9 million, increased marginally compared to September 2003 levels. Accounts receivable days sales outstanding, at 63 days, improved by 5 days, compared to the December 2002 quarter.

During the quarter, we repurchased 460,441 shares of our common stock at a cost of $18.6 million. The stock repurchase represents part of ResMed’s ongoing capital management activities.

During the quarter, we made a further commitment to donate $0.5 million to the ResMed Foundation. The foundation was established to promote awareness of and research into the serious medical consequences of untreated SDB.

Peter C. Farrell PhD, Chairman and Chief Executive Officer, commented, “These record profit and revenue results for the December quarter of fiscal 2004 reflect ResMed’s continuing strong sales and profit growth. This represents ResMed’s 35th consecutive record quarter, in terms of quarter over quarter revenue and net income growth, since the Company went public in 1995. Our operating cash flow for the December quarter was an encouraging $13.4 million. Domestic sales increased by 27% over the December 2002 quarter to a record $41.1 million, reflecting continued healthy domestic demand for our sleep-disordered breathing products. International sales increased by 25%, over the December 2002 quarter to $41.2 million, reflecting encouraging growth in major markets, as well as a stronger Euro.”

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Dr. Farrell further commented, “The sleep-disordered breathing market remains a vibrant one. Other medical specialties, in addition to the traditional ones, are finally beginning to see the need to address SDB/OSA in their patients. The trend is evolutionary rather than revolutionary but recognition of the need for treatment is finally dawning, particularly in the cardiovascular space.”

Dr. Farrell added, “ResMed has, once again, been included in the Forbes magazine 200 Best Small Companies in America for the 7th consecutive year. No other medical device company has been on the list for so many consecutive years, and only three companies have exceeded this time span. We welcome this recognition and attribute it to great teamwork. Overall ranking is calculated by giving weightings to growth in sales, earnings, and ROE for the most recent 12 months and over the past 5 years.”

ResMed is a leading developer, manufacturer, and marketer of medical equipment for the diagnosis, treatment, and management of sleep-disordered breathing, selling a comprehensive range of products in over 60 countries.

ResMed will host a conference call at 1.30 pm Pacific Standard Time (PST) today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at www.resmed.com. Please allow extra time prior to the call to visit the site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference ID No. 54001121.

Further information can be obtained by contacting David Pendarvis at ResMed Inc in San Diego, at (858) 746-2568; Adrian Smith at ResMed Limited, in Sydney at +61 (2) 9886-5407; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the US Securities & Exchange Commission. Those reports are available on the Company’s Web site.

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RESMED INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Net revenue	$82,292	$65,293	$155,170	$123,879
Cost of sales	29,868	23,454	55,588	44,343

Gross profit	52,424	41,839	99,582	79,536

Operating expenses:
Selling, general and administrative	25,765	20,931	47,952	38,722
Donation to Foundation	500	0	500	0
Research and development	6,766	4,836	12,783	9,231

Total operating expenses	33,031	25,767	61,235	47,953

Income from operations	19,393	16,072	38,347	31,583

Other income (expenses), net
Interest income (expense), net	(368)	(743)	(762)	(1,626)
Gain on extinguishment of debt	—	191	—	529
Other, net	1,883	(318)	1,231	(1,285)

Total other income (expenses), net	1,515	(870)	469	(2,382)

Income before income taxes	20,908	15,202	38,816	29,201
Income taxes	6,757	4,818	12,416	9,246

Net income	$14,151	$10,384	$26,400	$19,955

Basic earnings per share	$0.42	$0.31	$0.78	$0.61
Diluted earnings per share	$0.40	$0.30	$0.75	$0.58
Basic shares outstanding	33,663	32,994	33,658	32,939
Diluted shares outstanding	35,044	34,346	35,069	34,234

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RESMED INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	December 31, 2003	June 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$107,462	$114,491
Marketable securities—available for sale	9,698	6,533
Accounts receivable, net	58,165	56,694
Inventories	56,864	49,386
Deferred income taxes	9,172	8,301
Prepaid expenses and other current assets	6,743	6,500

Total current assets	248,104	241,905

Property, plant and equipment, net of accumulated depreciation	134,171	104,687
Patents, net of accumulated amortization	4,827	3,745
Goodwill	108,154	102,160
Other assets	11,223	7,098

Total assets	$506,479	$459,595

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	14,479	19,368
Accrued expenses	19,531	19,140
Income taxes payable	6,333	3,408
Deferred revenue	7,784	6,355
Current portion of deferred profit on sale and leaseback	2,579	2,312

Total current liabilities	50,706	50,583

Non Current Liabilities:
Deferred Revenue	8,777	7,210
Deferred profit on sale and leaseback	1,075	2,119
Convertible subordinated notes	113,250	113,250

Total non-current liabilities	123,102	122,579

Total liabilities	173,808	173,162

Stockholders’ equity:
Preferred stock, $0.01 par value, 2,000,000 shares authorized; none issued	—	—
Series A Junior Participating preferred stock, $0.01 par value, 250,000 shares authorized; none issued	—	—
Common Stock $0.004 par value 100,000,000 shares authorized; issued and outstanding 33,557,259 at December 31, 2003 and 33,370,885 at June 30, 2003 (excluding 886,369 and 415,365 shares held as Treasury Stock respectively)	134	134
Additional paid-in capital	119,071	107,432
Retained earnings	186,772	160,372
Treasury stock	(30,440)	(11,415)
Accumulated other comprehensive income (loss)	57,134	29,910

Total stockholders’ equity	332,671	286,433

Total liabilities and stockholders’ equity	$506,479	459,595

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